Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Computer Sciences Corp Conference Call to Discuss its Definitive Agreement to Combine its Government Services Unit with SRA International, Inc

EVENT DATE/TIME: AUGUST 31, 2015 / 09:15PM GMT

OVERVIEW:
CSC announced on 08/31/15 that it has entered into a definitive agreement to combine its government services unit with SRA upon spin-off of that unit from CSC.

CORPORATE PARTICIPANTS
George Price CSC - Director of IR
Mike Lawrie CSC - President & CEO
Paul Saleh CSC - EVP & CFO

CONFERENCE CALL PARTICIPANTS
Bryan Keane Deutsche Bank - Analyst
Joseph Foresi Janney Montgomery Scott - Analyst
Jason Kupferberg Jefferies LLC - Analyst
Brian Essex Morgan Stanley - Analyst
Steven Schneiderman BMO Capital Markets - Analyst
Rod Bourgeois DeepDive Equity Research - Analyst
Frank Atkins SunTrust Robinson Humphrey - Analyst
James Friedman Susquehanna Financial Group - Analyst
Sachin Shah Albert Fried & Company - Analyst

PRESENTATION

Operator
Good day and welcome to the CSC conference call. Today's call is being recorded.
For opening remarks and introductions I'd like to turn the call over to Mr. George Price. Please go ahead, sir.

George Price - CSC - Director of IR
Thank you Angela and good afternoon everyone. I'm pleased you've joined us for our announcement that CSC has entered into a definitive agreement to combine its government services unit, Computer Sciences Government Services, with SRA upon the spinoff of the government services unit from CSC.
Our speaker on today's call will be Mike Lawrie, CSC's Chief Executive Officer. He will be joined by Paul Saleh, our Chief Financial Officer for Q&A.
On slide 2 you'll see that our forward-looking statements disclosures. Specifically all statements made by CSC, Computer Sciences Government Services or SRA on this call that do not directly and exclusively relate to historical facts constitute forward-looking statements including statements regarding our intention to separate CSGov and CSC from CSC and to combine CSGov with SRA including expected benefits to be realized as a result of these actions. There is no assurance as to the timing of the separation or whether it or the combination with SRA will be completed.
These statements represent current expectations and beliefs and no assurance can be given that the results described in such statements will be achieved. These statements are subject to risks, uncertainties and other factors, many outside of CSC's control, that could cause actual results to differ materially from the results described in such statements. For a description of certain of these risk factors please see CSC's and SRA International's most recent annual report on Form 10-K and other documents filed by either of them with the US Securities and Exchange Commission as well as information contained in the information statement filed as exhibit to CSGov's registration statement on Form 10 as amended.
Finally I'd like to remind our listeners that CSC assumes no obligation to update the information presented on the call except of course as required by law.
And now I'd like to introduce CSC's CEO, Mike Lawrie.

Mike Lawrie - CSC - President & CEO
Okay, thank you everyone and thank you for dialing in here at the last minute. I know you were probably on your way out so I greatly appreciate you taking the time.
What I'd like to do briefly this afternoon is I have four key messages so I will cover those and then go into a little more detail on each. And then we'll open it up to any questions. And Paul Saleh is joining me this afternoon.

So message number one is we are announcing today that we have entered into a definitive agreement to combine CSC's government services unit with SRA upon the spinoff of that unit from CSC which as you know we announced in May.
The second message is we think the combination of Computer Sciences Government Services and SRA is an important strategic move, creating the largest pure play IT services provider to the US federal government. The combined company will have the capabilities, the people and the financial position to accelerate government clients' implementations of next-generation IT solutions and represents the next step in our positioning of Computer Sciences Government Services to lead the industry.
And the third message is the combination will be structured to preserve the tax-free nature of CSC's previously announced spinoff of its government services unit. Computer Science Government Services shareholders will own approximately 85% of the combined Company.
And then the fourth message here is Computer Sciences Government Services intends to file amended documents with the SEC as soon as possible to reflect the contemplated transaction with SRA. And we currently anticipate closing the separation transaction and combining the businesses by the end of November.
So let me just go into a little more detail in each of those four points. A little bit on SRA. SRA is a leading provider of sophisticated information technology and professional services to the US federal government, helping government customers address complex IT and other needs in order to achieve their missions.
SRA's customer relationships span a wide range of defense, intelligence, Homeland Security, healthcare and other civilian agencies. SRA has approximately $1.4 billion in annual revenue with over 250 customers and over 900 contracts.
Approximately 70% of SRA's revenue is from IT services including software, systems development, network infrastructure and cloud services and cyber security. The company has approximately 5,600 skilled employees with about a third holding advanced degrees.
SRA is owned by a shareholder group led by Providence Equity Partners and SRA's founder, Ernst Volgenau, as well as members of its management team. Scale is critical to deploy next-generation IT solutions and together these two companies will have a full-year revenue of approximately $5.5 billion, nearly 19,000 highly skilled employees and access to 150 contract vehicles and among the highest profit margins in the industry. So we believe that Computer Sciences Government Services' next-generation platforms and solutions together with SRA's go-to-market capabilities will deliver an unmatched combination of focus, scale, financial strength and technical depth and will drive significant value for our clients, our shareholders and our combined employee base.
So why this makes sense now. The US government clients have a number of critical IT priorities including transitioning to cloud-based IT infrastructures. And this morning we highlighted this by our recent cloud services win with the FAA valued at more than $100 million.
Also managing cyber threats and finding and retaining skilled employees, and government clients need to address these priorities in a budget constrained environment that requires them to do much more with much less. The combination of Computer Sciences Government Services and SRA will be well-positioned to provide clients, investors and employees of both companies with significant benefits and to be a leader in the government IT services industry.
Let me just share with you a couple of additional details. First, the combination of Computer Science Government Services and SRA will bring together the two companies' extensive and highly complementary IT capabilities. In fact, the combined Company will derive approximately three-quarters of its revenue from IT services such as cloud computing, cyber security, IT infrastructure, mobility, data analytics and software and systems engineering.
As we've discussed before with regard to CSC's public sector business this focus on IT capabilities is a competitive differentiator which along with strong execution and relevant skills has allowed us to achieve among the highest margins in the industry. And this combination enhances that focus and that scale.
Second, the new company will be strategically positioned in attractive growth markets. Computer Science Government Services' depth in national security and SRA's expertise in health and civil markets provide great balance with minimal client overlap. The combined Company's revenue will derive approximately 52% of its revenue from the defense and intelligence clients, approximately 30% of the revenue from health and civilian clients and approximately 13% from the Department of Homeland Security.
Third, the combined Company will have industry-leading talent with nearly 19,000 highly skilled employees, strong and experienced leadership and deep technical expertise in areas of growing demand. In addition, these two companies possess complementary cultures that share common values including a relentless focus on the mission and needs of US government clients. Our focus going forward will be to leverage our skills, our capabilities and market position to return to growth.
Forth, both companies have been running parallel business transformations over the past several years. And each has become extremely cost competitive and highly tuned to the realities of the current market environment.
And I really want to give credit to the management team and employees of both CSC Government Services and SRA. And because of all the tremendous efforts over the past few years we're now in a position to bring these two companies together to create the largest pure play government-focused IT service provider in the United States. Even so we still see the opportunity for over $50 million of net cost synergies from the combination.
Finally, the combined Company will have a strong financial position with industry-leading profit margins, strong cash flow to support dividends and deleveraging. We have secured committed financing of $3.5 billion including $500 million of undrawn revolving credit facilities for Computer Sciences Government Services to effect the spinoff from CSC as well as fund the merger with SRA and refinance SRA's existing debt.
Let me just go into a little more detail on the transaction and then the next steps before I open it up to questions. The Computer Sciences Government Services combination with SRA will be structured to preserve the tax-free nature of CSC's previously announced spinoff of its government services business. Computer Sciences Government Services' shareholders will own 84.7% of the combined company and SRA's shareholders will own the remaining 15.3% of the combined company.
Computer Sciences Government Services pro forma net debt upon consummation of the spinoff and completion of the merger with SRA is expected to be approximately $2.7 billion. This will include debt incurred to fund Computer Sciences Government Services $10.50 per share special cash dividend to CSC's shareholders at the separation, $390 million of merger consideration to be paid to SRA shareholders and the refinancing of SRA's existing debt. The combination does not require CSC shareholder approval and substantially all of SRA shareholders have already approved the transaction.

In terms of the management team as we have previously discussed I will serve as the Chairman of the Board of the combined company and Larry Prior will serve as the Chief Executive Officer. Additional members of the new company's management team will be named at later dates as the integration planning progresses. SRA's President and CEO Bill Ballhaus has agreed to stay on to assist through the transition and integration process at least through the end of November.
So just in terms of next steps Computer Sciences Government Services intends to file amended documents with the SEC as soon as possible to reflect the contemplated transaction with SRA. We continue to make good progress on our separation activities at this point. Given the likelihood of additional time for review of the Computer Sciences Government Services SRA combination we anticipate closing the separation transaction and combining the two companies by the end of November.
We also continue to expect to hold an Investor Day prior to the closing of the separation transaction. And we'll communicate additional details again as the separation process progresses.
So with that, operator, I'd be happy along with Paul to take a few questions.

QUESTION AND ANSWER

Operator
(Operator Instructions) Bryan Keane, Deutsche Bank

Bryan Keane - Deutsche Bank - Analyst
Hi guys, I just want to ask about SRA's historical and maybe what the projection is for top-line growth. Has there been positive growth, negative growth?
And then secondly EBITDA growth same question, kind of same question, on historical? And then any kind of forward-looking thoughts that would help us. Thanks.

Mike Lawrie - CSC - President & CEO
Sure. Like most of the companies in this government space the last several years have been pretty difficult from a top-line growth standpoint. SRA did in its most recent year show a little bit of growth and we are modeling in modest growth meaning low single-digit growth as we go forward. Paul, in terms of EBITDA?

Paul Saleh - CSC - EVP & CFO
Yes, I think as you can see from the filing that SRA did their adjusted EBITDA was $192 million which is about a 14%. It's also found in the slides that we have given to you.
I'll build on what Mike said, also, when we were doing some of the due diligence the pipeline of opportunities that SRA was looking at was very robust. And there's really very encouraged by the size and the number of opportunities available for the combined entity.
Then as you remember as you look at refer to page 4 of our presentation the combined entities would have just very strong margins, both operating income margins and importantly EBITDA margins. And layering on top of that the expected net synergies that we would expect to realize from G&A or real estate consolidations or other type of combinations, they are $50 million-plus. This is after passing on some of that savings to the government through cost-plus contracts. The combined entity has very strong EBITDA profile as we showed you on that page of $900 million on a combination basis.

Bryan Keane - Deutsche Bank - Analyst
I also see there's no I guess expected revenue synergies. Is that just being conservative? Maybe you can talk about if there is any potential for revenue synergies between the two groups?

Mike Lawrie - CSC - President & CEO
Yes, as I said we've got modeled in sort of low single-digit growth. There's a couple of key points there. One, there's virtually no overlap between the client base which we found very attractive.
And the sales efforts and the transaction sizes of SRA are very complementary to some of our larger contracts. So although this does not in any way shape or form hinge on revenue synergies, we do think there's an opportunity and are modeling modest growth as we go forward.

Paul Saleh - CSC - EVP & CFO
I think we do have contract vehicles on both sides --

Mike Lawrie - CSC - President & CEO
We've got 150 contract vehicles with the combined company which is a very strong position to be in.

Bryan Keane - Deutsche Bank - Analyst
Okay, congrats on the deal.

Mike Lawrie - CSC - President & CEO
Thank you.

Operator
Joseph Foresi, Janney.

Joseph Foresi - Janney Montgomery Scott - Analyst
Hi. I wanted to drill down on why you wanted to put these two entities together. I know you've mentioned before and part of the reason for the split was that government tends to be a tough environment particularly on the top line.
So how does combining two government entities help that? And if you could just give us a little more color on exactly why you think that this will maybe help the overall prospects for the business.

Mike Lawrie - CSC - President & CEO
Yes, I think a couple of things. I sort of mentioned in some of my comments I do think and this is more a Mike Lawrie opinion but I do think this industry is going to consolidate. And there's a number of assets that are for sale in this space and there's no question in my mind that this industry is going to consolidate.
Scale will matter, scale will matter and not all assets are created equally. So what we were looking for is something that was very, very complementary to Computer Sciences, our government services business both in terms of contract size, the contract vehicles we've talked about, sales.
So with the industry consolidating, with scale becoming increasingly important as we begin to execute these next-generation solutions and strategies, we felt we wanted to be an early mover in creating a platform that was almost solely dedicated to IT services. So this is absolutely consistent with what Computer Sciences has been doing for years, so this is very, very complementary.
And because there's very little overlap in the customer base, very little overlap, that's where the opportunity to expand and grow comes from because we're significantly, I think I mentioned SRA has over 200 clients. So that is an opportunity to expand the solutions and the offerings that we have built and developed with our partners over the last couple of years.
And the FAA win was a fantastic example of that where we partnered with Amazon and we partnered with Microsoft to develop a world-class hybrid cloud solution. And we see more of those opportunities as we go forward. So that coupled with the financials of both companies, we felt it was the right time to move and move aggressively.

Joseph Foresi - Janney Montgomery Scott - Analyst
Okay. I'm just two quick follow-ups. Did you look at any other assets in the space for a possible combination and any particular agency where there is a lot of exposure within SRA?

Mike Lawrie - CSC - President & CEO
As I said one of the nice exposures here is within healthcare which we really like. We recently bid on the big Defense Department modernization of medical records which was ultimately won by Cerner.
So we really like that space and SRA has a very strong position in that space. That's an example of an extremely complementary segment where we don't have the presence but SRA has the presence. In terms of other assets, everybody talks to everybody in this industry but I would say we certainly didn't get that far with other opportunities.

Joseph Foresi - Janney Montgomery Scott - Analyst
Thank you.

Operator
Jason Kupferberg, Jefferies.

Jason Kupferberg - Jefferies LLC - Analyst
Thanks, guys. Just a follow-up on the comments around your very little client overlap which is good to hear. So just to be clear I guess you don't see any material OCI issues at all that will cause any material amount of contracts' divestitures.

Mike Lawrie - CSC - President & CEO
No, we do not see that as an issue at all.

Jason Kupferberg - Jefferies LLC - Analyst

Okay, good. And then just a question more on the culture side of things, you touched on it briefly but I know SRA in particular has been known for a very long time as having a very distinct culture that the Company has been very proud of maintaining since its inception. So just talk about how you go about maintaining that post-merger here to ensure that you don't have any inordinate amount of turnover, not just among senior management on the SRA side but the rank-and-file as well.

Mike Lawrie - CSC - President & CEO
That's a good question. Listen, this is one of the things that I was most impressed about in looking at SRA. As you know SRA was built from the ground up, very strong culture, very strong culture around the client, around the mission, around integrity, around honesty.
And those are all very similar to the values that we are attempting to install within CSC around our customer focus, our leadership and straight talk, our excellence in execution, our aspiration and results.
So we felt that the culture was very, very similar. And we felt that when we started working with the management team and as we did our due diligence that came out even more strongly than we had anticipated in the beginning.
The other thing is Ernst and his team did a great job building this company over a number of years. Providence has come in, and Providence and Bill and his team have done a really good job of really making this asset very cost competitive. As you know there's not too many companies in this industry that have 14%, 15% margins.
So this was the other one we found. So what we like is we did not see a lot of additional costs. Now there are some cost synergies, net cost synergies over $50 million and that's great.
But that was not a driver here. The driver is this was a clean asset, well-managed, well disciplined, good cost controls and now very little customer overlap. So we can focus much more on the people, on the client and driving growth.

Jason Kupferberg - Jefferies LLC - Analyst
Okay. Thanks for the comments. Best of luck with the deal.

Mike Lawrie - CSC - President & CEO
Thank you.

Operator
Brian Essex, Morgan Stanley.

Brian Essex - Morgan Stanley - Analyst
Hi, good afternoon and congratulations. Thank you for taking the question. I was wondering if you could just add a little color in terms of how long you've been talking to SRA, was the spin a catalyst or an accelerant to the transaction and maybe a little bit more behind what your relationship, how far back your relationship with the company goes?

Mike Lawrie - CSC - President & CEO
There is really two different things. We had looked at the separation of CSC as I've mentioned before in the context of other strategic alternatives. We made that decision and engaged in conversations with SRA post that fundamental decision.
So to be honest with you, SRA was not on the radar that much over the last year or two. Some other businesses were more on the radar than SRA. So this came about after the fundamental decision.

I would say that the split enabled if you will the transaction. Because this would have been much more difficult to do within the context of how CSC was structured before. With two-thirds of its business commercial and one-third public sector it would've been much but difficult.
But with the separation the ability to strategically maneuver and create the largest IT services pure play within the federal government was very attractive. Attractive from a strategic standpoint, attractive from a financial standpoint and attractive from a valuation standpoint going forward.

Brian Essex - Morgan Stanley - Analyst
Got it. Maybe if I could one follow-up on the healthcare side. I think that's pretty intriguing, the exposure that it gives you there. How has that segment been growing and what is the nature of those contracts that they have on the healthcare side? Is that a potential catalyst for incremental growth for you?

Paul Saleh - CSC - EVP & CFO
I think that business has been growing from our review during due diligence. It's the fastest growing segment of SRA, 20% some growth. They've built a tremendous management team around that practice. It really is just we get complemented with some of our own offering and it's a great area of opportunity for us. And the rest of their portfolio as you can see on page 3 is very balanced.
Whether it is in civilian agencies that complement our civilian programs or even within the intelligence community or in the cyber they have quite a bit of cyber capability that can come to complement our own offering. It is just really a very good blend as Mike was indicating.

Brian Essex - Morgan Stanley - Analyst
Very helpful. Thank you.

Operator
Steven Schneiderman, BMO Capital Markets.

Steven Schneiderman - BMO Capital Markets - Analyst
Hi, thank you very much for taking my call and congratulations on the deal. Getting back to drilling down a little bit more on some of the recent top-line growth, in the areas of some of the next-generation technology would you say that SRA has been growing at about the same rate as the government services business, a little faster, a little slower?

Mike Lawrie - CSC - President & CEO
I'd say probably about the same. Don't hold me to a precise number. But when we did our diligence we saw that one, it was growing a little faster than CSC was.
CSC has been basically sort of down, flat, slightly up. And we saw this as a growing a little faster. We really spend a lot of time looking at the pipeline to make sure there weren't a lot of overlap and duplication and as Paul mentioned it was a pretty robust pipeline but not much overlap.
So I think with things like our Agility platform we'll be able to introduce that into a lot of the clients that SRA has. So we saw the ability to take that pipeline vehicle to expand it with additional incremental offerings that CSC has. Just as I said, I keep talking about this but just like the FAA where we sold our Agility platform along with Amazon and Microsoft and other partners.

Steven Schneiderman - BMO Capital Markets - Analyst
Thanks, Mike and just a two-parter with regard to margin. Just to clarify the previous questions, have margins been steadily increasing over the past couple of years? And with regard to the $50 million synergy estimate I assume that's for the next 12 months post-close?

Paul Saleh - CSC - EVP & CFO
The margins have been improving on both sides of the both CSC's Government Services as well as SRA. They've taken very similar approaches to look at our cost structure and to just optimize it. And I do again believe that there are lessons learned from each other and I think we will be able to just really benefit from each other's experiences in that arena.
The synergies that we have come as a result of first of all particularly on the G&A functions we were standing up the business. And we were going to go out and just hire a lot of folks to fill some gap that we would have otherwise for standing up the business. And as a result of that those are going to be real savings for us.
There's also some real estate consolidation opportunities between the spaces that the real estate footprint that both companies have and we'll be able to realize those. The real estate or asset I would say optimization may take a little bit longer. Some of those G&A areas will just occur much faster.

And then the combination of the two entities we'd expect to get some additional synergies from procurement type of savings and then in total I think the number was much higher than the $50 million. It's $80 million to $100 million, then after sharing with the government becomes a $50 million run rate for us.

Steven Schneiderman - BMO Capital Markets - Analyst
Sounds good. Thank you very much.

Operator
Rod Bourgeois, DeepDive Equity.

Rod Bourgeois - DeepDive Equity Research - Analyst
Hey guys, big picture I want to ask about what this deal means for CSC's overall strategy? In particular does this merger signal that CSC's major assets are not being geared for a takeover? When I say major assets I guess I'm referring to both federal and commercial since you also recently completed a couple of acquisitions in the commercial unit as well.

Mike Lawrie - CSC - President & CEO
Yes, Rod, you're right. As we said I guess in our earnings call this move with SRA we are really playing the role of consolidator, not a consolidatee. And that I think you couldn't make a stronger statement than what we're announcing today in that space.
As I said before we're a public company both on the commercial side and on the public sector side. So if someone is interested and can drive the kind of value accretion that we're looking for and is appropriate for our shareholders all options are always on the table. But we are not running the commercial business and certainly not the NPS business with the idea of positioning it for a disposal or sale.

Rod Bourgeois - DeepDive Equity Research - Analyst
Got it. And two quick ones. Will you be taking any special charges or stub period adjustments in conjunction with this SRA merger deal?

Paul Saleh - CSC - EVP & CFO
There will be some transaction cost obviously associated with that. We're beginning the integration process as early as tomorrow and just to make sure that we can get everything done in time for the separation and merger at the same time we gave ourselves a targeted timeline at of end of November. So we're going to be actively working and then we'll update you as we learn more.

Rod Bourgeois - DeepDive Equity Research - Analyst
But are you expecting substantial charges or adjustments?

Paul Saleh - CSC - EVP & CFO
Not really, no, not really.

Rod Bourgeois - DeepDive Equity Research - Analyst
Okay, great. And then I'm just curious you're acquiring a PE owned asset you mentioned the margins are strong. But PE owned assets tend to have a lack of additional cost takeout available. Did you consider assets where you could go more aggressively and apply your cost savings approach? Or were there certain reasons why you wanted to acquire a business where the margins are already at a high level?

Mike Lawrie - CSC - President & CEO
That's an interesting question. I never really to be honest thought of it exactly that way. A lot of this has to do with opportunities that are there.
Yes, there are certainly other businesses that could in my opinion probably benefit from the same sort of discipline that SRA and CSC have been through over the last several years. But we really felt one, this opportunity was actionable and number two, the more we looked at it, the more we thought by not having to focus on cost takeout for new properties that that would actually be a benefit.
So CSC has done really, the management team has really done a good job getting this cost under control. And we're really pivoting now towards figuring out how to grow and we're seeing some good signs of that.

So to then go acquire or merge with a company that has to go back a year or two years and establish all that discipline and go through all that strategically can actually slow you down in capturing the growth opportunity. So that impedance, mismatch of where CSC is versus some other players the more we thought about it became less attractive. Does that answer your question, Rod?

Rod Bourgeois - DeepDive Equity Research - Analyst
Yes, absolutely. Then just finally I mean it sounds like should we be expecting additional acquisitions on the horizon for CSC overall?

Mike Lawrie - CSC - President & CEO
I think as I said on the commercial side we're always looking at smaller tuck-in types of transactions similar to the Fruition Partners and Fixnetix we announced a couple of weeks ago. I think right now we've got our plate pretty full for the government services business. So we're probably where we need to be right now in Government Services.

Rod Bourgeois - DeepDive Equity Research - Analyst
Got it. Thanks guys.

Operator
Frank Atkins, SunTrust.

Frank Atkins - SunTrust Robinson Humphrey - Analyst
Thanks for taking my question. I wanted to ask a little bit about the revenue visibility. Any differences in revenue visibility for SRA and do you have any large contracts up for recompete anytime soon?

Mike Lawrie - CSC - President & CEO
Go ahead, Paul.

Paul Saleh - CSC - EVP & CFO
I think again through due diligence we went through every one of their what was in the backlog, what was in the pipeline, what was the win rate expectations. We submitted them to our own internal review and we feel very confident that the pipeline that they have is supportive of the long-term growth outlook that Mike said of obviously we could expect better revenue but at this stage I would say conservatively in the low single-digit growth.

Frank Atkins - SunTrust Robinson Humphrey - Analyst
Okay, that's helpful. Then in terms of the defense and intelligence portion of the business, any color you can give us on the margin profile there?

Mike Lawrie - CSC - President & CEO
Really as you might expect it's by contract. Those contracts do vary all over the place. I really don't have any other specific commentary tonight on that segment in particular.

Frank Atkins - SunTrust Robinson Humphrey - Analyst
Okay, thanks for taking my questions. Congratulations.

Operator
James Friedman, Susquehanna.

James Friedman - Susquehanna Financial Group - Analyst
Hi, I had a couple of housekeeping questions and Paul I apologize if these are in the slides. But is there any disclosure about either a pension obligation at SRA or the fixed versus cost-plus structure of the contracts?

Paul Saleh - CSC - EVP & CFO
Actually it is on page 3 you will see that we put it down that SRA has 70% revenue from fixed price and time and material contracts versus ours is at 60%. And that was one of the very attractive part of again the combination of the companies.
Both of them have been historically focusing on growing their fixed price contracts and again as Mike said on IT and IT focused. Then the second question you had related to pension no, they did not have any pension liability.

James Friedman - Susquehanna Financial Group - Analyst
Okay and Paul if you could just explain in kind of simple terms why did this qualify as tax-free? To ask another way, what would have otherwise compromised the tax-free integrity of what you had previously established?

Paul Saleh - CSC - EVP & CFO
Well a couple of things. The most important one is that our shareholders continuity of interest they are going to continue to own over 51% of the combined entity. So that's an important factor and then also that there were not active discussions prior to our separation that would have potentially impacted the tax-free nature of the transaction.

James Friedman - Susquehanna Financial Group - Analyst
Okay, thank you.

George Price - CSC - Director of IR
Operator, let's go ahead and take our last question.

Operator
Sachin Shah, Albert Fried & Company.

Sachin Shah - Albert Fried & Company - Analyst
Hi, good afternoon, congratulations. Just a couple of questions. So I want to understand what the 15.3% value is. Is there a subscribed equity value to that? I also just want to understand if there are any regulatory approvals such as H-S-R or any government approvals? And then finally understand the termination fee.

Mike Lawrie - CSC - President & CEO
Yes, there is the normal regulatory requirements here. So we will go through that. We don't expect any difficulties but there are it is the normal regulatory regime that we will go through.
Yes, there was a break fee of $100 million under certain circumstances. And that will be disclosed in all the materials that goes out. And what was the first part, I forget?

Sachin Shah - Albert Fried & Company - Analyst
Yes, sorry. So we have $390 cash --

Mike Lawrie - CSC - President & CEO
Oh yes. Well the $390 million is the cash consideration.
The equity value is very difficult to ascribe right now because it depends on what the multiple is on the company and how it trades post-separation as a public company. So if it trades at 9 times EBITDA the value is a little over $2 billion, so it will depend on what the company trades at what multiples post-separation.

Sachin Shah - Albert Fried & Company - Analyst
Okay fair enough. So at 15.32 it seems pretty specific, so I'm sure you had kind of a rough estimate of the back of the envelope equity value. Is there something that you can share with us today?

Paul Saleh - CSC - EVP & CFO
Well, I think it was not done the way you're thinking about it. It was just really a little bit more involved and as Mike mentioned it depends on actually where the multiple. Because the multiple for us would certainly impact the value as it would have been for them.
And then the rest of it is a function of other issues such as how much synergies are getting shared between the two parties. There are some tax also matters that also influence value. Net-net as Mike said it's really just a very compelling value for our shoulders with a lot of upside both on the revenue and from a cost side and that's I guess --

Mike Lawrie - CSC - President & CEO
And again as we go through here and prepare all these documentation we will be happy to handle any other questions. Any other questions that we couldn't answer today George Price is available to go through that in more detail. So please feel free to reach out.
But again I thank you on short notice for taking a little time with us this evening to go through what we think is a really exciting transformational opportunity for both companies and their shareholders and employees. So thank you very much.

Operator
Ladies and gentlemen, this does conclude today's conference. We thank you for your participation.